UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 23, 2011

CHINA-BIOTICS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-110733	98-0393071
(Commission File Number)	(IRS Employer Identification No.)
No. 26 Orient Global Headquarter Lane 118, Yonghe Road Zhabei District, Shanghai 200072 People’s Republic of China
(Address of Principal Executive Offices)	(Zip Code)

(86 21) 5834 9748
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01    Changes in Registrant’s Certifying Accountant.

(a)           On June 22, 2011, China-Biotics, Inc. (the “Company”) received a letter of resignation from BDO Limited (“BDO”) stating that it had resigned as the Company’s independent auditor, effective immediately.  In its letter of resignation (the “Resignation Letter”), BDO informed the Company that its resignation is based on (i) its determination that certain irregularities (identified in a letter dated June 10, 2011 from BDO to the Company (the “June 10 Letter”) and described more fully below) likely constitute illegal acts that could have a material effect on the financial statements of the Company for the purposes of Section 10A of the Securities Exchange Act of 1934, as amended; and (ii) its conclusion that the Company’s Board of Directors and Audit Committee have not taken timely and appropriate remedial actions in respect of the alleged illegal acts.  The Resignation Letter further states that, as a result of such failure to take appropriate remedial actions, it is impossible for BDO to gather evidence to assess whether the Company’s accounting records have been falsified and whether there are other issues that could have a material effect on the financial statements of the Company.

The irregularities identified by BDO in the June 10 Letter consisted of the following:

•
In a Company sales contract, the purchaser’s chop (i.e., the official signature or seal) affixed on the signature page of the sales contract belongs to a different company than the one named in the sales contract;

•
In connection with BDO’s review of the Company’s bank account through the Company’s e-banking system using the Company’s computer, BDO was directed by the Company to access a suspected fake website for the bank;

•
A bank advice dated March 21, 2011 documenting a portion of the Company’s interest income contained mathematical errors that the Company’s management dismissed as clerical mistakes made by the bank; the Company later replaced it with a “corrected” advice from the bank; and

•
The aforementioned bank advice dated March 21, 2011 used a deposit interest rate to calculate the interest income earned by the Company, which differed from the interest rate announced by the People’s Bank of China for the relevant deposit period as referred to in an undated deposit agreement that was presented to BDO to corroborate the Company’s interest income.

The foregoing description of the reasons for BDO’s resignation as the Company’s independent auditor does not purport to be complete and is qualified in its entirety by reference to the full text of the Resignation Letter, a copy of which is attached hereto as Exhibit 16.1 and incorporated herein by reference.

Other than as set forth above and in the Resignation Letter, from the time that BDO was engaged by the Company until BDO’s resignation, there were (i) no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO, would have caused it to make reference to the subject matter of the disagreements in connection with its reports; and (ii) no events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K.

The Company’s Board of Directors and the Audit Committee have discussed with BDO the irregularities set forth above, and the Company will authorize BDO to respond fully to the inquiries of the successor accountant concerning the subject matter of each of the aforementioned irregularities.

BDO’s report on the financial statements for either of the past two years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

In compliance with Item 304(a)(3) of Regulation S-K, the Company has provided BDO with a copy of the disclosures made in this Current Report on Form 8-K (this “Form 8-K”) and has requested that BDO furnish to the Company a letter addressed to the Securities and Exchange Commission stating whether BDO agrees with the statements made by the Company in this Form 8-K in response to Item 304(a) of Regulation S-K and, if not, stating the respects in which it does not agree.  Such letter from BDO is attached hereto as Exhibit 16.2.

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)           On June 23, 2011, Mr. Travis Cai, the Company’s Chief Financial Officer, submitted his resignation to the Company, effective immediately.

(c)           Ms. Marie Yang, Financial Manager of Growing Bioengineering (Shanghai) Company Limited (“Growing”), a subsidiary of the Company, has been appointed as the Company’s interim Chief Financial Officer, effective June 23, 2011.  She will serve as the interim Chief Financial Officer of the Company until a successor can be appointed.  Ms. Yang has more than 15 years of finance experience and has relative experience complying with the internal control provisions of Section 404 of the Sarbanes-Oxley Act of 2002.  From 2007 to 2010, Ms. Yang served as the Financial Controller for Crane Nantong Company Ltd.  Ms. Yang has served as the Financial Manager of Growing since 2010.  Ms. Yang will receive a salary of $3,000 per month as the interim Chief Financial Officer.

Item 9.01    Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description
16.1	Resignation Letter, dated June 22, 2011
16.2	Letter from BDO to the SEC, dated June 23, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China-Biotics, Inc.
Date: June 23, 2011	By:	/s/ Song Jinan
Song Jinan Chief Executive Officer, President, Treasurer and Secretary